Exhibit 10.3

Security Agreement

By and Among

Metavesco, Inc.

and

Meliori Incorporated

Security Agreement

This Security Agreement (this “Agreement”), dated as of November 2, 2023 (the “Effective Date”), is entered into by and between Metavesco, Inc., a Nevada corporation (the “Company”) and Meliori Incorporated, a Wyoming corporation (“Buyer”). The Company and the Buyer may be collectively referred to herein as the “Parties” and individually as a “Party”. This Agreement is entered into pursuant to a Securities Purchase Agreement between the Parties, dated as of the Effective Date (the “SPA”) and is subject to the terms and conditions thereof.

WHEREAS, pursuant to the SPA, the Buyer has acquired from the Company that certain Secured Convertible Promissory Note of the Company (the “Note”) and the Parties now desire to enter into this Agreement in connection therewith;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge and agreed, the Parties hereby agree as follows:

Article I. Definitions and Interpretation

Section 1.01 Defined Terms. Defined terms used herein without definition shall have the meanings given in the SPA. In addition to such defined terms and the other terms defined herein, for the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

(a)	“Capital Lease” means, as applied to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

(b)	“Collateral” means (i) all accounts, as-extracted collateral, chattel paper, deposit accounts, documents, equipment, general intangibles (including all payment intangibles, Intellectual Property, rights to tax refunds, intercompany notes, rights arising out of leases, licenses, and contracts which are not accounts, computer software, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, options, warranties, service contracts, program services, rights to refund, reimbursement, indemnification, and subrogation, goodwill, licenses, royalties, franchises, customer lists, reversions from any retirement plan or arrangement, money, interests in a partnership or limited liability company which do not constitute a security under Article 8 of the UCC), instruments (including dividends and rights to payment arising out of partnership agreements and management contracts), inventory, investment property and any supporting obligations related thereto; (ii) all books, records, ledgers, files, writings, data bases, plans, drawings, and information relating to any of the foregoing, pertaining to the other property described in this definition; (iii) all other goods, fixtures, improvements (not constituting real property), and other personal property of the Company, whether tangible or intangible and wherever located; and (iv) to the extent not otherwise included, all proceeds of the foregoing, including insurance proceeds (including any surrender value therefor, any right to return, or unearned premiums), causes and rights of action, remedies, privileges, settlements, judicial and arbitration judgments and awards, indemnities, Liens, warranties, or guaranties payable from time to time with respect to, or Lien or other security for, any of the foregoing; provided, that “Collateral” shall not include any Excluded Property; and provided, further, that if and when any property shall cease to be Excluded Property, such property shall be deemed at all times from and after the date hereof to constitute Collateral.

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(c)	“Event of Default” has the meaning set forth in the Note.

(d)	“Excluded Property” means, collectively, (i) any Permit or similar agreement entered into by the Company (A) that prohibits or requires the consent of any Person other than the Company or any of its Affiliates as a condition to the creation by the Company of a Lien on any right, title or interest in such Permit or other agreement related thereto or (B) to the extent that any Law applicable thereto prohibits the creation of a Lien thereon, but only, with respect to the prohibition in (A) and (B), to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other Law, (ii) fixed or capital assets owned by the Company that is subject to a purchase money security interest or a Capital Lease if the documentation pursuant to which such Lien is granted (or in the documentation providing for such Capital Lease) prohibits or requires the consent of any Person (other than the Company or its Affiliates) as a condition to the creation of any other Lien on such equipment and (iii) any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement is filed); provided, that “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property), all of which shall therefore be included in Collateral as provided hereunder.

(e)	“GAAP” means United States generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination; provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.

(f)	“Intellectual Property” means, collectively, all copyrights, patents, trademarks, service marks and trade names, and all registrations, renewals, and applications for any of the foregoing, together with: (i) all inventions, processes, production methods, proprietary information, know-how and trade secrets; (ii) all licenses or user or other agreements granted with respect to any of the foregoing, in each case whether now or hereafter owned or used; (iii) all customer lists, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs; (iv) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Entity; (v) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data; (vi) all applications for any of the foregoing and (vii) all causes of action, claims and warranties, in each case, now or hereafter owned or acquired in respect of any item listed above.

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(g)	“Liabilities” means any and all liabilities, indebtedness, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

(h)	“Lien” means any lien (statutory or other) mortgage, pledge, hypothecation, assignment, security interest, encumbrance, charge, claim, right of first refusal, preemptive right, restriction on transfer or similar restriction or other security arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

(i)	“Loan Documents” means this Agreement, the Note and the SPA.

(j)	“Obligations” means, all of the obligations of the Company to the Buyer pursuant to the Note.

(k)	“Ordinary Course of Business” means the ordinary course of business of the Person in question consistent with past custom and practice (including with respect to quantity, quality and frequency).

(l)	“Permit” means, with respect to any Person, any permit, filing, notice, license, approval, variance, exception, permission, concession, grant, franchise, confirmation, endorsement, waiver, certification, registration, qualification, clearance or other contractual obligation or arrangement with, or authorization by, to or under the authority of, any Governmental Entity or pursuant to any Law, or any other action by any Governmental Entity in each case whether or not having the force of law and affecting or applicable to or binding upon such Person, its contractual obligations or arrangements or other liabilities or any of its property or to which such Person, its contractual obligations or any of its property is or is purported to be subject.

(m)	“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the Ordinary Course of Business, (b) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established with respect thereto, (c) encumbrances and restrictions that do not prohibit or materially interfere with any of the applicable Collateral, (d) other Liens imposed by operation of law or arising in the Ordinary Course of Business for amounts which are not due and payable or as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, or (e) Liens arising under this Agreement or any Loan Documents.

(n)	“Person” means any individual, partnership, limited liability company, limited liability partnership, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity.

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(o)	“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

(p)	“UCC” means the Uniform Commercial Code as from time to time in effect in the State of Nevada.

Section 1.02 Other Terms Defined in UCC. All other words and phrases used herein and not otherwise specifically defined shall have the respective meanings assigned to such terms in the UCC, as amended from time to time, to the extent the same are used or defined therein.

Section 1.03 Other Definitional Provisions; Construction. Unless the express context otherwise requires (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars” and “$” mean United States Dollars; (iv) references herein to a specific Section, Subsection or Recital shall refer, respectively, to Sections, Subsections or Recitals of this Agreement; (v) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vi) references herein to any gender shall include each other gender; (vii) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.03 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (viii) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (ix) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof; (x) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (xi) references herein to any law or any license mean such law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (xii) references herein to any law shall be deemed also to refer to all rules and regulations promulgated thereunder.

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Article II. Security Grant; Ownership; Preservation

Section 2.01 Grant. As security for the due and punctual payment and performance of the Obligations in full, the Company hereby agrees that Buyer will have, and the Company hereby grants to and creates in favor of the Buyer, a continuing Lien on and security interest under the UCC in and to the Collateral, subject only to Permitted Liens. Notwithstanding the foregoing grant of a security interest, this Agreement shall not constitute a grant of a security interest in the Excluded Property and the Excluded Property shall not constitute Collateral, but only to the extent, and for so long as, such assets meet the criteria set forth in the definition of Excluded Property.

Section 2.02 Ownership of Collateral. The Company represents and warrants to the Buyer that the Company has good and marketable title to the Collateral and, except for the security interest granted to and created in favor of the Buyer hereunder and Permitted Liens, all the Collateral is free and clear of any Lien.

Section 2.03 Preservation of Collateral. The Company will faithfully preserve and protect the Buyer’s security interest in the Collateral as a perfected security interest under the UCC, superior and prior to the rights of all third Persons, except for holders of Permitted Liens, and the Company will do all such other reasonable acts and things and will, upon reasonable written request therefor by the Buyer, execute, deliver, file and record.

Section 2.04 Rights Prior to an Event of Default. If no Event of Default has occurred and is continuing, the Company may exercise any and all rights that the Company may have as to the Collateral.

Section 2.05 Rights Upon an Event of Default.

(a)	If an Event of Default has occurred and is continuing, the Company shall deliver the Collateral to such party as directed by the Buyer (the “Designated Party”), and thereafter Buyer may exercise all rights as to any of the Collateral and the Company shall deliver to the Designated Party all notices, proxies and other information relating to the exercise of such rights received by the Company promptly upon receipt and, at the request of Designated Party, shall execute and deliver to the Designated Party any instruments which are, in the judgment of the Designated Party, necessary for Buyer to exercise such rights, and the Buyer may exercise the rights and pursue the remedies provided under Articles 8 and 9 of the Uniform Commercial Code.

(b)	If an Event of Default has occurred and is continuing, the Buyer shall have the following rights and the Company shall have the following obligations:

(i)	The Buyer shall have and may exercise all the rights and remedies available to a secured party under the UCC in effect at the time, and such other rights and remedies as may be provided at law and as set forth below, including, without limitation, to take possession immediately, with or without notice, demand, or legal process, of any of or all of the Collateral wherever found, and for such purposes and to exercise all of the Company’s rights and remedies with respect to the collection of any of the Collateral and to do all acts and things necessary, in the Buyer’s reasonable discretion, to fulfill Company’s obligations to the Buyer under the Loan Documents.

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(ii)	The Buyer shall have the right to lease, sell or otherwise dispose of all or any of the Collateral at public or private sale or sales for cash, credit or any combination thereof, with such notice as may be required by law (it being agreed by the Company that, in the absence of any contrary requirement of law, ten (10) days’ prior notice of a public or private sale of Collateral shall be deemed reasonable notice), in lots or in bulk, for cash or on credit, all as the Buyer, in its sole discretion, may deem advisable. Such sales may be adjourned from time to time with or without notice.

(iii)	The Company, at its cost and expense (including the cost and expense of any of the following referenced consents, approvals, etc.), will promptly execute and deliver or cause the execution and delivery of all applications, certificates, instruments, registration statements, and all other documents and papers the Buyer may reasonably request in connection with the obtaining of any consent, approval, registration, qualification, permit, license, accreditation, or authorization of any other Governmental Entity or other Person necessary or appropriate for the effective exercise of any rights hereunder or under the other Loan Documents.

Article III. Representations; Covenants and Additional Agreements

Section 3.01 Representations and Warranties. The Company represents and warrants to Buyer, to the best of the Company’s knowledge, as of the Effective Date, as follows:

(a)	Company is the owner of the Collateral, free from any right or claim of any Person or any adverse Lien, except for Permitted Liens.

(b)	Upon the filing of appropriate financing statements in the appropriate filing offices and such other filings as required by law and upon taking possession of all collateral in which a security interest can only be perfected by possession, the Buyer has a valid and perfected security interest in the Collateral (subject to Permitted Liens and the applicability of the UCC), securing the payment of the Obligations, and such security interests are entitled to all of the rights, priorities and benefits afforded by the UCC or other applicable law as enacted in any relevant jurisdiction which relates to perfected security interests.

Section 3.02 Covenants of the Company. Company hereby covenants and agrees that, so long as the Buyer is owed any Obligation, unless the Buyer waives compliance in writing, the Company:

(a)	will defend the Buyer’s right, title and Lien on and security interest in and to the Collateral and the Proceeds thereof against the claims and demands of all Persons whomsoever, other than any Person claiming a right in the Collateral pursuant to an agreement between such Person and the Buyer;

(b)	will not suffer or permit to exist on any Collateral any Lien except for Permitted Liens;

(c)	will not take or omit to take any action, the taking or the omission of which might result in a material alteration (except as permitted by the Note or other Loan Documents) or material impairment of the Collateral or of the Buyer’s rights under this Agreement;

(d)	will not sell, assign or otherwise dispose of any material portion of the Collateral except in the Ordinary Course of Business;

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(e)	will promptly furnish to the Buyer such information and documents relating to the Collateral as the Buyer may reasonably request;

(f)	will not change its state of organization without providing five (5) Business Days’ prior written notice to the Buyer;

(g)	will not change its name without providing fifteen (15) Business Days’ prior written notice to the Buyer; and

(h)	shall preserve its current existence as a corporation and shall not (i) in one, or a series of related transactions, merge into or consolidate with any other entity, the survivor of which is not the Company, or (ii) sell all or substantially all of its assets.

Section 3.03 Additional Covenants. The Parties covenant and agree that so long as this Agreement shall be in effect:

(a)	Provided that an Event of Default does not exist and is continuing, then the Company may make distributions to its shareholders and other parties as it may determine, subject to any limitations thereon pursuant to applicable Law. At any time that an Event of Default exists and is continuing, the Company shall not make any distributions to its shareholder or as otherwise required by Law.

(b)	The Company shall defend the Company’s title to the Collateral and the security interest of Buyer against the claims of any person claiming rights in the Collateral.

(c)	Without the prior written consent of the Buyer, (i) the Company shall not sell, gift, pledge, exchange or otherwise transfer the Collateral. In the event of any such sale, exchange or transfer consented to by Buyer, the Company shall upon receipt the proceeds of such sale, exchange or transfer to pay any such distribution with respect to the Collateral to the Buyer for application to the Obligations.

(d)	The Company will pay and discharge when due all of its material obligations and liabilities (including, without limitation, tax liabilities) which if unpaid when due might by law give rise to a lien on the Collateral, except where the same may be contested in good faith by appropriate proceedings.

(e)	At the Company’s expense, the Company will do such further facts and execute and deliver such additional conveyances, certificates, instruments, legal opinions and other assurances as the Buyer may direct the Buyer to reasonably request to protect, assure or enforce the interests, rights and remedies of the Buyer under this Agreement.

Section 3.04 Filings. The Company hereby authorizes the Buyer to, at any time and from time to time, file in any one or more jurisdictions financing statements that describe the Collateral, together with continuation statements thereof and amendments thereto, without the signature of the Company and which contain any information required by the UCC or any other applicable law. The Company agrees to furnish any such information to the Buyer promptly upon reasonable request; and will, without limiting the generality of the foregoing, (i) deliver to the Buyer, in suitable form for transfer and in form and substance reasonably satisfactory to the Buyer, all instruments constituting Collateral; and (ii) it shall at any time and from time to time take such steps as the Buyer may reasonably request as are necessary for the Buyer to ensure the continued perfection of the Buyer’s security interest in the Collateral with the same priority required hereby and the preservation of its rights therein; provided, however, notwithstanding the foregoing, the Company shall not be required to perfect the Buyer’s security interest in titled vehicles unless an Event of Default has occurred and is continuing.

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Section 3.05 Discharge of Liens; No Effect of Certain Actions. The security interests and other Liens and the obligations of the Company hereunder shall not be discharged until payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been asserted). The security interests, and other Liens and the Obligations of the Company hereunder shall not be discharged or impaired or otherwise diminished by any failure, default, omission, or delay, willful or otherwise, by Buyer, or any other obligor on any of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Company or which would otherwise operate as a discharge of the Company as a matter of law or equity.

Section 3.06 Release of Liens; Termination. Upon payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been asserted), this Agreement shall terminate and be of no further force and effect, and the Buyer shall thereupon promptly return to Company such of the Collateral and such other documents delivered by the Company or obtained by the Buyer hereunder as may then be in the Buyer’s possession, subject to the rights of third parties. Until such time, however, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 3.07 Additional Waivers by Company. No failure or delay on the part of the Buyer in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof or of any other right, remedy, power or privilege of the Buyer hereunder; nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No waiver of a single Event of Default shall be deemed a waiver of a subsequent Event of Default. All waivers under this Agreement must be in writing other than as set forth herein. The rights and remedies of the Buyer under this Agreement are cumulative and in addition to any rights or remedies which it may otherwise have, and the Buyer may enforce any one or more remedies hereunder successively or concurrently at its option.

Article IV. Miscellaneous

Section 4.01 Deemed Consent.

(a)	Each request for consent, approval or waiver under this Agreement, for an amendment hereof or other matter, which is sent by the Company to the Buyer shall be made in writing and shall include all information necessary for Buyer to make an informed decision as to whether to agree to such consent or approval, and shall include the following in capital, bold and block letters: “FIRST NOTICE – THIS IS A REQUEST FOR CONSENT, APPROVAL OR WAIVER UNDER THAT CERTAIN SECURITY AGREEMENT BETWEEN Metavesco, Inc. and Meliori Incorporated, OR AN AMENDMENT THEREOF OR OTHER MATTER AS DESCRIBED HEREIN. THE FOLLOWING REQUEST REQUIRES A RESPONSE WITHIN TEN (10) DAYS OF RECEIPT.”

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(a)	If a Buyer does not approve or reject the proposed or requested consent, approval, waiver or amendment within ten (10) days of receipt of such notice and all necessary information, via delivery of the same to the Buyer within such time period, for further distribution to the Company, may request a consent or approval again by delivery of a notice including the following in capital, bold and block letters: “SECOND NOTICE – THIS IS A REQUEST FOR CONSENT, APPROVAL OR WAIVER UNDER THAT CERTAIN SECURITY AGREEMENT BETWEEN Metavesco, Inc. and Meliori Incorporated, OR AN AMENDMENT THEREOF OR OTHER MATTER AS DESCRIBED HEREIN. THE FOLLOWING REQUEST REQUIRES A RESPONSE WITHIN TEN (10) DAYS OF RECEIPT.”

(b)	If a Buyer does not approve or reject the proposed or requested consent, approval, waiver or amendment, or other matter, within ten (10) days of receipt of such second and final notice, via delivery of the same to the Buyer within such time period, for further distribution to the Company, the Buyer shall be deemed to have approved, in writing, the proposed or requested consent, approval, waiver or amendment, or other matter as set forth in the notice, and the Company and may effect the actions set forth therein in reliance on such consent.

Section 4.02 Notices. Any notice or other communications required or permitted hereunder shall be given in accordance with the provisions of the SPA.

Section 4.03 Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 4.04 Amendments; No Waivers; No Third-Party Beneficiaries.

(a)	This Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by both of the Parties.

(b)	Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by another Party shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

(c)	Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

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(d)	Notwithstanding anything else contained herein, no Party shall seek, nor shall any Party be liable for, consequential, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

Section 4.05 Expenses. Unless otherwise contemplated or stipulated by this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 4.06 Successors and Assigns; Benefit. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of each of the other Parties and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect. Other than as specifically set forth herein, nothing in this Agreement shall confer on any Person other than the Parties, and their respective successors and permitted assigns, any rights, remedies, obligations, or Liabilities under or by reason of this Agreement.

Section 4.07 Governing Law; Etc.

(a)	This Agreement, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Agreement or the transactions contemplated herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural laws of the State of Nevada, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Nevada.

(b)	SUBJECT TO Section 4.08, ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS SHALL BE INSTITUTED SOLELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF GEORGIA, IN EACH CASE LOCATED IN FORSYTH COUNTY, GEORGIA AND EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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(c)	EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 4.07(c). Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Section 4.08 Resolution of Disputes. Except as otherwise provided herein, all controversies, disputes or actions between the Parties arising out of this Agreement, including their respective Affiliates, owners, officers, directors, agents and employees, arising from or relating to this Agreement shall on demand of either party be submitted for arbitration to in accordance with the rules and regulations of the American Arbitration Association. The arbitration shall be conducted by one arbitrator jointly selected by each Party who is a party to the Dispute, provided, however, that if such Parties are unable to agree on the identity of the arbitrator within 10 Business Days of commencement of efforts to do so, each Party who is a party to the Dispute shall select one arbitrator and the arbitrators so selected shall select a final arbitrator, and the final arbitrator shall conduct the arbitration alone. The Parties agree that, in connection with any such arbitration proceeding, each shall submit or file any claim which would constitute a compulsory counterclaim (as defined by Rule 13 of the Federal Rules of Civil Procedures) within the same proceeding as the claim to which it relates. Any such claim which is not submitted or filed in such proceeding shall be barred. The arbitrator shall be instructed to use every reasonable effort to perform its services within seven days of request, and, in any case, as soon as practicable. The Parties agree to be bound by the provisions of any limitation on the period of time by which claims must be brought under Nevada law or any applicable federal law. The arbitrator(s) shall have the right to award the relief which he or she deems proper, consistent with the terms of this Agreement, including compensatory damages (with interest on unpaid amounts from due date), injunctive relief, specific performance, legal damages and costs. The award and decision of the arbitrator(s) shall be conclusive and binding on all Parties, and judgment upon the award may be entered in any court of competent jurisdiction. Any right to contest the validity or enforceability of this award shall be governed exclusively by the United States Arbitration Act. The arbitration shall be conducted in Cumming, Georgia. The provisions of this Section 4.08 shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

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Section 4.09 Severability. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 4.10 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof.

Section 4.11 Specific Performance. Each Party agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that each Party shall be entitled to seek specific performance of the terms hereof in addition to any other remedy at law or in equity.

Section 4.12 Construction. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. References to Articles or Sections shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement.

Section 4.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that each Party need not sign the same counterpart. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

[Signatures appear on following pages]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Metavesco, Inc.

By:	/s/ Ryan Schadel
Name:	Ryan Schadel
Title:	Chief Executive Officer

Meliori Incorporated

By:	/s/ Katelyn Schadel
Name:	Katelyn Schadel
Title:	Chief Executive Officer

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